Exhibit 10.5

International Paper Company
Notice of Award under the
Recognition Plan

Restricted Stock Units (RSUs) Cash-Settled
###PARTICIPANT_NAME###
###HOME_ADDRESS###

THIS CERTIFIES THAT, effective ###DATE###, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Paper Company (the “Company”) has authorized the grant (the “Award”) of time-based restricted stock units (“Restricted Stock Units” or “RSUs”) to ###PARTICIPANT_NAME### (the “Participant”) under the terms and conditions of the International Paper Company Amended and Restated 2009 Incentive Compensation Plan (the “Plan”). The Award is subject to the terms and conditions (the “Terms and Conditions”) herein.

Date of Award:     ###DATE###

Number of Units:            ###TOTAL_AWARDS###

Full Restriction Period:    ###DATE### through ###DATE###

Vesting Date:    ###DATE###

The Committee has approved the target number of RSUs for this Award, which is ###TOTAL_AWARDS###. The RSUs will remain restricted until fully vested on the vesting date denoted above and will be settled in cash based on the share price of Company common stock upon vesting.

Terms not otherwise defined in this certificate have the meaning assigned to them in the Plan. In the event of any inconsistency between the Terms and Conditions and the provisions of the Plan, the Plan will govern. By accepting this Award, the Participant acknowledges receipt of a copy of the Company’s LTIP prospectus relating to this Award, represents that he or she is familiar with the terms and conditions of the Plan and agrees to accept this Award subject to all the terms and conditions of the Plan and of the Award.

IN WITNESS WHEREOF, the Company has caused this Award to be executed by its duly authorized officer as of the ###DATE###.

International Paper Company

Mark S. Sutton
Chairman of the Board and Chief Executive Officer

Exhibit 10.5
TERMS AND CONDITIONS OF AWARD

This agreement is made between you, the Participant, and International Paper Company, a New York corporation (the “Company”), by direction of the Senior Vice President – Human Resources and Corporate Affairs. This award (“Award”) is subject to the provisions of the Company’s Amended and Restated 2009 Incentive Compensation Plan (the “Plan”). Terms not otherwise defined herein have the meaning assigned to them in the Plan. This award agreement serves as your acceptance of the Award and the terms and conditions described in this award agreement.
1.Compliance with Laws and Regulations. It is intended that this Award, and any securities issued pursuant to this Award, will comply with all provisions of federal and applicable state securities laws.
2.Restricted Stock Units.
(a)All restricted stock or restricted stock units issued under this Award will be contingently awarded with respect to the specific vesting period (the “Vesting Period”) as described in the Award Certificate set forth herein. The restricted shares or restricted stock units will vest on the date specified in the Award Certificate (the “Vesting Date”). The restricted shares or restricted stock units may not be sold, transferred, pledged or assigned at any time.
(b)Except as provided in 4, payout of an Award is contingent solely upon the passage of time and your continued service with the Company through the Vesting Date, and not on Company or individual performance.
(c)All dividend equivalent units accrued during the Vesting Period will be reinvested in additional restricted shares or restricted stock units (which will be allocated to the same Vesting Period and will be subject to the same terms and conditions as the original Award).
3.    Payment of Withholding Taxes. Generally, to pay withholding taxes due on an Award upon payout, the Company will reduce the number of restricted shares or restricted stock units paid to you by an amount sufficient to pay the minimum statutorily required withholding taxes.
4.    Method of Determining Actual Award and Removal of Restrictions.
(a)As soon as reasonably practicable after the Vesting Date (but in no event later than 30 days thereafter), the number of restricted shares or restricted stock units that have vested under this Award will be determined and you will receive, in settlement of the Award, a number of unrestricted shares of Company common stock equal to the number of restricted shares or restricted stock units that vest.
(b)You will receive accelerated vesting of all outstanding restricted stock or restricted stock units underlying this Award upon a termination of employment for the following events: (i) death or (ii) Disability. In these events, all unvested restricted shares or restricted stock units will accelerate and you (or, if applicable, your beneficiary or estate) will receive a number of unrestricted shares of Company common stock equal to the number of restricted shares or restricted stock units that would have vested upon the Vesting Date. Such restricted shares or restricted stock units will be settled, and the Company common stock delivered to you as soon as reasonably practicable following the date of your termination of employment due to death or Disability (but in no event later than 30 days thereafter).
(c)Your Award will be forfeited and cancelled if you cease to be an active employee of the Company prior to the Vesting Date for any reason other than death or Disability.
(d)Except as may be provided in a Change in Control Agreement to which you are a party (if any), in the event of a Change in Control of the Company, the Award will be treated as described in the Plan.
(e)In the event the Company’s financial statements are required to be restated as a result of errors, omissions or fraud, the Company may recover all or a portion of the Award with respect to any fiscal year of the Company during the Vesting Period the financial results of which are negatively affected by such restatement.
5.    Changes in Stock. In the event of any stock dividend, split, reclassification or other analogous change in capitalization, or any distribution (other than regular cash dividends) to holders of the Company’s common stock, the Committee will make such adjustments, if any, as it deems to be equitable in the number of restricted shares or restricted stock units awarded to you, in accordance with administrative guidelines. Additional mandatory clawback provisions apply to current and former executive officers, as defined in the Company’s Clawback Policy.
6.    Other Terms and Conditions.
(a)The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval, subject to certain limitations described in the Plan. Further, the granting of an Award is discretionary by the Company. The Company may change the eligibility or other provisions of the Plan with Committee approval at any time.
(b)You (or, if applicable, your estate or beneficiary) will promptly provide all information related to this Award that is requested by the Company for its tax returns.
(c)You (and your surviving spouse, beneficiary, executor, administrator, heirs, successors or assigns) hereby agree to accept as binding, conclusive and final all decisions that are made by the Committee with respect to interpretations of the terms and conditions of the Plan or this Award and with respect to any questions or disputes arising under the Plan or this Award.

Exhibit 10.5
(d)Participation in the Plan and receipt of this Award will not give you any right to a subsequent award, or any right to continued employment by the Company for any period, nor will the granting of an Award give the Company any right to your continued services for any period. You understand that this Award is in addition to, and not a part of, your annual salary.
(e)You agree that if execution of one of more restrictive covenant agreements is required, this Award will be contingent upon your execution of such agreement(s).